EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation, by reference, in the Registration Statements on Form S-3 (Numbers 333-196122) and on Form S-8 ( Numbers 333-159951, 333-167199, 333-175098 and 333-209830) of Range Resources Corporation and in the related prospectuses, of our report dated January 23, 2017, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation, and included in the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2016.

NETHERLAND, SEWELL & ASSOCIATES, INC.
Dallas, Texas	By:	/s/ C.H. (Scott) Rees III
February 22, 2017		C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer